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                                                                    Exhibit 99.1

                COMMERCIAL METALS COMPANY ANNOUNCES TENDER OFFER
                    FOR $100 MILLION OF 7.20% NOTES DUE 2005

       Dallas -- October 31, 2003 -- Commercial Metals Company (CMC: NYSE), headquartered in Irving, Texas, today announced that it is offering to purchase for cash any and all of its $100 million outstanding 7.20% Notes due 2005 (the "Notes") through a tender offer. The tender offer is scheduled to expire at 12:00 p.m. (noon) New York City time, on November 7, 2003, unless extended or earlier terminated (the "Expiration Time").

       The purchase price for each $1,000 principal amount of the Notes properly tendered and accepted for payment will be determined in the manner described in the Offer to Purchase dated October 31, 2003 (the "Offer to Purchase") by reference to a fixed spread of 60 basis points over the bid side yield (as quoted on Bloomberg Screen PX4 at 3:00 p.m., New York City time, on the second business day preceding the date on which the offer expires) of the 1.50% U.S. Treasury Notes due July 31, 2005, calculated to the maturity of the Notes, plus accrued and unpaid interest on the Notes up to, but not including, the date of payment of the purchase price. The table below illustrates how the purchase price for each $1,000 principal amount of each Note tendered and accepted for payment pursuant to the tender offer will be determined.

                   Aggregate
                   Principal                                               Bloomberg
CUSIP              Amount                              Reference           Reference
Number             Outstanding       Security          Treasury Security   Page           Fixed Spread
------------------ ----------------- ----------------- ------------------- -------------- ---------------
201723AA1          $100,000,000      7.20% Notes due       1.50% due       PX4            60 bp
                                     2005                July 31, 2005


       The terms and conditions of the tender offer, including the conditions to CMC's obligation to accept the Notes tendered and pay the purchase price, are set forth in the Offer to Purchase and related Letter of Transmittal. CMC may amend, extend or, subject to certain conditions, terminate the tender offer. Notes tendered pursuant to the offer may be withdrawn at any time prior to the Expiration Time. Tendered Notes may not be withdrawn after the Expiration Time. The offer is conditioned upon at least $70 million in aggregate principal amount of Notes being tendered and not withdrawn as well as certain other conditions as described in the Offer to Purchase.


                                     (more)


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Page 2

         Goldman Sachs & Co. is acting as dealer manager. Questions concerning the terms of the tender offer may be directed to Goldman, Sachs & Co., at 800-828-3182 (toll free) or 212-357-3019 (collect). Questions concerning the procedures for tendering Notes or requests for the Offer to Purchase documents may be directed to Mellon Investor Services LLC, the Information Agent and Tender Agent, at 888-509-7937.

         This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the Offer to Purchase and related Letter of Transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of CMC by Goldman, Sachs & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

         Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including 4 steel minimills, 33 steel fabrication plants, a castellated and cellular beam fabricating plant, 5 steel joist plants, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 29 construction-related product warehouses, a railroad salvage company, a copper tube mill, 44 metal recycling facilities and 16 marketing and distribution offices in the United States and in strategic overseas markets.


                                    -(END)-

Contact:      Bill Larson
              Vice President & Chief Financial Officer
              214.689.4325
              www.commercialmetals.com


2004-03